Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports First Quarter 2020 Results
First Quarter 2020 Results Driven by 737 MAX Production Suspension & COVID-19

•	Delivered 324 shipsets compared to 453 shipsets in the first quarter of 2019

•	Revenue of $1.1 billion

•	Earnings per share (EPS) of $(1.57); Adjusted EPS* of $(0.79)

•	Cash from operations of $(331) million; Free cash flow* of $(362) million
Recent Events

•
Took actions to preserve the health and safety of workforce including processes aligned with CDC guidelines to work with any exposed individual on the necessary quarantine period and the process to return to work

•	Acted to preserve liquidity:

–	Reduced cash dividend to a penny per share

–	Continued suspension of the share repurchase program

–	Received $225 million advance from Boeing; deferred repayment of $123 million advance from Boeing to 2022

–	Deferred over $120 million of capital expenditures

–	Amended credit agreement to allow for bond issuance and to provide additional flexibility in light of market conditions

–	Raised $1.2 billion in senior secured second lien notes on April 17

–	Paid down in full the $800 million revolver on April 30

•	Implemented cost reduction actions:

–	Reduced 2,800 employees in Wichita, Kansas and 400 employees in Oklahoma in January; eliminated 200 contractor positions

–	Announced further reduction of 1,450 employees in Wichita, Kansas; additional reductions at other Spirit locations to align to lower production levels

–	Initiated a voluntary retirement program for 850 hourly and salaried workers

–	Extended IAM and IBEW union contracts for three years

–	Reduced pay for all U.S.-based executives by 20 percent until further notice

–	Initiated a 21 calendar-day furlough of production workers and managers supporting Boeing programs in Wichita, Kansas and Oklahoma

–	Implemented a four-day work week for salaried workforce at Wichita, Kansas facility until further notice

•	Reached agreement with Boeing on 737 MAX production of 125 units in 2020

•	Announced temporary production partnership with Vyaire to produce ventilators

* Non-GAAP financial measure, see Appendix for reconciliation

Wichita, Kan., May 6, 2020 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2020 financial results.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2020	2019	Change
Revenues	$1,077	$1,968	(45%)
Operating (Loss) Income	($168)	$233	**
Operating (Loss) Income as a % of Revenues	(15.5%)	11.8%	**
Net (Loss) Income	($163)	$163	**
Net (Loss) Income as a % of Revenues	(15.1%)	8.3%	**
(Loss) Earnings Per Share (Fully Diluted)	($1.57)	$1.55	**
Adjusted (Loss) Earnings Per Share (Fully Diluted)*	($0.79)	$1.68	**
Fully Diluted Weighted Avg Share Count	103.7	105.3
** Represents an amount equal to or in excess of 100% or not meaningful.
“The aerospace industry and Spirit are facing unprecedented disruption and uncertainty from the continued 737 MAX grounding and COVID-19 pandemic. We have taken appropriate steps to improve the safety of our team in our manufacturing facilities. We have also executed a number of cost reduction activities to align our cost structure to the lowered rates of production. In addition, we have taken several actions to preserve liquidity. Our recent bond offering provides additional liquidity to help Spirit manage through these challenging times,” said Spirit AeroSystems President and Chief Executive Officer Tom Gentile.
Revenue
    Spirit’s first quarter of 2020 revenue was $1.1 billion, down from the same period of 2019, primarily due to the 737 MAX production suspension directed by Boeing that began on January 1, 2020. Deliveries decreased to 324 shipsets during the first quarter of 2020 compared to 453 shipsets in the same period of 2019, including Boeing 737 MAX deliveries of 18 shipsets compared to 152 shipsets in the same period of the prior year. (Table 1)
Spirit’s backlog at the end of the first quarter of 2020 was approximately $42 billion, down $1 billion from the previous quarter, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the first quarter of 2020 was $(167.5) million, down compared to operating income of $233 million in the same period of 2019. As a result of Boeing’s 737 MAX production suspension that began on January 1, 2020, Spirit recognized lower margin driven by significantly less deliveries, excess capacity costs of $73.4 million, and restructuring expenses of $42.6 million

* Non-GAAP financial measure, see Appendix for reconciliation for cost-alignment and headcount reductions. In addition, Spirit recognized abnormal costs of $25.4 million resulting from the COVID-19 Boeing production suspension that began in March 2020. Further, Spirit recognized a non-cash expense of $69.2 million resulting from the voluntary retirement program (VRP) offered during the first quarter of 2020. In addition to the expenses described above, Spirit recognized forward loss charges of $19.7 million in the first quarter of 2020 related to the Boeing 747, 787, Airbus A350, and BR725 programs.
First quarter EPS was $(1.57), compared to $1.55 in the same period of 2019. First quarter 2020 adjusted EPS* was $(0.79), excluding the impacts of planned acquisitions, restructuring costs and the VRP offered during the first quarter of 2020, compared to $1.68 in the same period of 2019, adjusted to exclude the impact of the planned Asco acquisition. (Table 1)
Cash
Cash from operations in the first quarter of 2020 was $(331) million, down from $242 million in the same quarter last year, primarily due to negative impacts of working capital requirements largely driven by supplier payments made following the 737 MAX production suspension, partially offset by $215 million received related to the February 2020 memorandum of agreement with Boeing. Free cash flow* in the first quarter of 2020 was $(362) million, down compared to $201 million in the same period of 2019. The Company’s $800 million revolver remained drawn at the end of the quarter. Cash balance at the end of the quarter was $1.8 billion. (Table 2)
On April 13, 2020, Spirit entered into an amendment to its Second Amended and Restated Credit Agreement. The primary purpose of this amendment was to permit Spirit to raise second priority secured indebtedness and provide flexibility to account for market conditions.
On April 17, 2020, Spirit raised $1.2 billion aggregate principal amount of 7.5% senior secured second lien notes due 2025 in a private offering. Spirit used the proceeds to pay its full revolver of $800 million on April 30, 2020, and will use the remaining $400 million for general corporate purposes.
In connection with the closing of the notes offering, the commitments under Spirit’s senior unsecured $375 million short-term delayed draw term loan facility, dated as of February 24, 2020, were canceled in full and the facility was terminated.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2020	2019	Change
Cash from Operations	($331)	$242	**
Purchases of Property, Plant & Equipment	($31)	($41)	(24%)
Free Cash Flow*	($362)	$201	**

Liquidity	April 2, 2020	December 31, 2019
Cash	$1,834	$2,351
Total Debt	$3,031	$3,034
** Represents an amount equal to or in excess of 100% or not meaningful.

Subsequent Events
The first quarter 2020 financial results do not contemplate the impacts of the recently announced lower production rates by Boeing and Airbus. The Company is currently evaluating the potential impacts to the Boeing 787 and Airbus A350 programs. Based on preliminary assessments, the Company expects to recognize incremental forward losses in the second quarter of 2020 of approximately $70 million to $90 million on the Boeing 787 program, and $15 million to $20 million on the Airbus A350 program. As a result of the uncertainty that exists regarding customers' specific production rates, and duration for such rates, and the Company’s actions it may take to recalibrate its cost structure in response to decisions our customers make, the amount of forward losses the Company will recognize in the second quarter of 2020 may be materially different than the ranges indicated above.
2020 Outlook
Given the continued uncertainty surrounding the impacts of the Boeing 737 MAX grounding and COVID-19 pandemic, Spirit will not be providing guidance at this time.
Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the first quarter of 2020 decreased 48 percent from the same period last year to $552 million, primarily due to lower production volumes on the Boeing 737 program resulting from the production suspension directed by Boeing that began on January 1, 2020. Operating margin for the first quarter of 2020 decreased to (15.7) percent, compared to 13.0 percent during the same period of 2019, primarily due to lower profit recognized on the Boeing 737 program due to excess capacity costs of $51.2 million with significantly less deliveries, restructuring expenses of $30.1 million for cost-alignment and headcount reductions, and abnormal costs of $15.3 million resulting from the COVID-19 Boeing production suspension that began in

* Non-GAAP financial measure, see Appendix for reconciliation

March 2020. In the first quarter of 2020, the segment recorded pretax $(4.0) million of unfavorable cumulative catch-up adjustments and $(13.2) million of net forward losses.
Propulsion Systems
Propulsion Systems segment revenue in the first quarter of 2020 decreased 54 percent from the same period last year to $225 million, primarily due to lower production volumes on the Boeing 737 program resulting from the production suspension directed by Boeing that began on January 1, 2020. Operating margin for the first quarter of 2020 decreased to (2.4) percent, compared to 19.7 percent during the same period of 2019, primarily due to lower margin recognized on the Boeing 737 program due to excess capacity costs of $15.8 million with significantly less deliveries, restructuring expenses of $8.8 million for cost-alignment and headcount reductions, and abnormal costs of $6.2 million resulting from the COVID-19 Boeing production suspension that began in March 2020. In the first quarter of 2020, the segment recorded pretax $(1.5) million of unfavorable cumulative catch-up adjustments and $(3.1) million of net forward losses.
Wing Systems
Wing Systems segment revenue in the first quarter of 2020 decreased 29 percent from the same period last year to $291 million, primarily due to lower production volumes on the Boeing 737 program resulting from the production suspension directed by Boeing that began on January 1, 2020 as well as lower revenue recognized on the Airbus A350 program as a result of pricing terms. Operating margin for the first quarter of 2020 decreased to 4.7 percent, compared to 16.1 percent during the same period of 2019, primarily due to lower margin recognized on the Boeing 737 program due to excess capacity costs of $6.4 million with significantly less deliveries, restructuring expenses of $3.7 million for cost-alignment and headcount reductions, abnormal costs of $3.9 million resulting from the COVID-19 Boeing production suspension that began in March 2020, and pricing terms on the Airbus A350 program. In the first quarter of 2020, the segment recorded pretax $(2.7) million of unfavorable cumulative catch-up adjustments and $(3.4) million of net forward losses.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2020	2019	Change
Segment Revenues
Fuselage Systems	$551.5	$1,069.6	(48.4%)
Propulsion Systems	225.2	485.7	(53.6%)
Wing Systems	291.4	407.9	(28.6%)
All Other	9.2	4.6	**
Total Segment Revenues	$1,077.3	$1,967.8	(45.3%)

Segment (Loss) Earnings from Operations
Fuselage Systems	($86.4)	$138.9	**
Propulsion Systems	(5.3)	95.5	**
Wing Systems	13.6	65.8	(79.3%)
All Other	1.8	1.2	50.0%
Total Segment Operating (Loss) Earnings	($76.3)	$301.4	(125.3%)

Unallocated Expense
SG&A	($77.4)	($63.6)	(21.7%)
Research & Development	(12.3)	(12.9)	4.7%
Cost of Sales	(1.5)	8.1	**
Total (Loss) Earnings from Operations	($167.5)	$233.0	**

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(15.7%)	13.0%	**
Propulsion Systems	(2.4%)	19.7%	**
Wing Systems	4.7%	16.1%	**
All Other	19.6%	26.1%	(650) BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(7.1%)	15.3%	**

Total Operating (Loss) Earnings as % of Revenues	(15.5%)	11.8%	**

** Represents an amount equal to or in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

1)	the timing and conditions surrounding the return to service of the B737 MAX, future demand for the aircraft, and any residual impacts of the grounding on production rates for the aircraft;

2)	our reliance on Boeing for a significant portion of our revenues;

3)	our ability to continue to grow our business and execute our growth strategy including our ability to enter into profitable supply arrangements with additional customers;

4)	the business condition and liquidity of Boeing and Airbus and their ability to satisfy their contractual obligations to the Company;

5)
demand for our products and services and the effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;

6)
the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;

7)	the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;

8)	our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;

9)	our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft;

10)	competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;

11)	our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;

12)
the success and timely execution of key milestones, such as the receipt of necessary regulatory approvals and satisfaction of closing conditions, in our announced acquisitions of Asco and select Bombardier assets, and our ability to effectively assess, manage, close, and integrate such acquisitions along with others that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;

13)	the possibility that our cash flows may not be adequate for our additional capital needs;

14)	our ability to avoid or recover from cyber-based or other security attacks and other operations disruptions;

15)	legislative or regulatory actions, both domestic and foreign, impacting our operations;

16)	the effect of changes in tax laws and the Company’s ability to accurately calculate and estimate the effect of such changes;

17)	any reduction in our credit ratings;

18)	our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;

19)	our ability to recruit and retain a critical mass of highly skilled employees;

20)	our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;

21)	spending by the U.S. and other governments on defense;

22)	pension plan assumptions and future contributions;

23)
the effectiveness of our internal control over financial reporting; and any difficulties or delays that could affect the Company’s ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company’s internal control over financial reporting, as described in Item 9A. “Controls and Procedures” of the Annual Report on Form 10-K for 2019;

24)	the outcome or impact of ongoing or future litigation, claims, and regulatory actions, including our exposure to potential product liability and warranty claims;

25)	our ability to continue selling certain receivables through our supplier financing programs;

26)	our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;

27)	any regulatory or legal action arising from the review of our accounting processes; and

28)
the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2020	2019
B737	18	152
B747	2	1
B767	6	8
B777	9	13
B787	40	42
Total Boeing	75	216

A220	15	8
A320 Family	188	178
A330	8	9
A350	26	28
A380	—	1
Total Airbus	237	224

Business/Regional Jet	12	13

Total	324	453

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	April 2, 2020	March 28, 2019
	($ in millions, except per share data)
Revenue	$1,077.3	$1,967.8
Operating costs and expenses:
Cost of sales	1,112.5	1,658.3
Selling, general and administrative	77.4	63.6
Restructuring costs	42.6	—
Research and development	12.3	12.9
Total operating costs and expenses	1,244.8	1,734.8
Operating (loss) income	(167.5)	233.0
Interest expense and financing fee amortization	(32.2)	(18.8)
Other expense, net	(49.0)	(11.0)
(Loss) income before income taxes and equity in net (loss) income of affiliate	(248.7)	203.2
Income tax benefit (provision)	87.2	(40.1)
(Loss) income before equity in net (loss) income of affiliate	(161.5)	163.1
Equity in net loss of affiliate	(1.5)	—
Net (loss) income	($163.0)	$163.1

(Loss) Earnings per share
Basic	($1.57)	$1.57
Shares	103.7	104.0

Diluted	($1.57)	$1.55
Shares	103.7	105.3

Dividends declared per common share	$0.01	$0.12

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	April 2, 2020	December 31, 2019
	($ in millions)
Assets
Cash and cash equivalents	$1,833.6	$2,350.5
Restricted cash	0.3	0.3
Accounts receivable, net	508.6	546.4
Contract assets, short-term	380.9	528.3
Inventory, net	1,168.7	1,118.8
Other current assets	134.0	98.7
Total current assets	4,026.1	4,643.0
Property, plant and equipment, net	2,253.2	2,271.7
Intangible assets, net	30.6	1.2
Goodwill	78.5	2.4
Right of use assets	47.5	48.9
Contract assets, long-term	10.4	6.4
Pension assets	282.6	449.1
Deferred income taxes	192.6	106.5
Other assets	79.6	76.8
Total assets	$7,001.1	$7,606.0
Liabilities
Accounts payable	$740.7	$1,058.3
Accrued expenses	286.1	240.2
Profit sharing	17.6	84.5
Current portion of long-term debt	52.7	50.2
Operating lease liabilities, short-term	5.9	6.0
Advance payments, short-term	17.8	21.6
Contract liabilities, short-term	166.9	158.3
Forward loss provision, short-term	91.5	83.9
Deferred revenue and other deferred credits, short-term	17.9	14.8
Other current liabilities	37.0	42.9
Total current liabilities	1,434.1	1,760.7
Long-term debt	2,978.2	2,984.1
Operating lease liabilities, long-term	41.7	43.0
Advance payments, long-term	327.3	333.3
Pension/OPEB obligation	50.9	35.7
Contract Liabilities, long-term	388.9	356.3
Forward loss provision, long-term	146.9	163.5
Deferred revenue and other deferred credits, long-term	36.8	34.4
Deferred grant income liability — non-current	27.4	29.0
Deferred income taxes	8.2	8.3
Other non-current liabilities	104.3	95.8
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,399,855 and 104,882,379 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,125.6	1,125.0
Accumulated other comprehensive loss	(250.9)	(109.2)
Retained earnings	3,036.9	3,201.3
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.8)	(2,456.8)
Total stockholders' equity	1,455.9	1,761.4
Noncontrolling interest	0.5	0.5
Total equity	1,456.4	1,761.9
Total liabilities and equity	$7,001.1	$7,606.0

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	April 2, 2020	March 28, 2019
Operating activities	($ in millions)
Net (loss) income	($163.0)	$163.1
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation expense	66.8	60.5
Amortization expense	0.5	—
Amortization of deferred financing fees	1.9	0.8
Accretion of customer supply agreement	1.1	1.1
Employee stock compensation expense	9.8	7.7
Loss from derivative instruments	—	9.6
Gain from foreign currency transactions	(6.5)	(0.1)
Loss (gain) on impairment and disposition of assets	0.2	(0.1)
Deferred taxes	(61.5)	8.1
Pension and other post-retirement benefits, net	59.9	(6.4)
Grant liability amortization	(2.4)	(5.7)
Forward loss provision	(9.0)	(11.3)
Changes in assets and liabilities
Accounts receivable, net	36.1	(68.8)
Contract assets	144.5	(57.6)
Inventory, net	(59.4)	23.5
Accounts payable and accrued liabilities	(278.6)	129.9
Profit sharing/deferred compensation	(66.7)	(48.0)
Advance payments	(19.8)	(2.2)
Income taxes receivable/payable	(32.8)	29.4
Contract liabilities	39.1	4.9
Deferred revenue and other deferred credits	6.3	11.6
Other	2.2	(7.8)
Net cash (used in) provided by operating activities	($331.3)	$242.2
Investing activities
Purchase of property, plant and equipment	(31.0)	(40.8)
Equity in assets of affiliates	1.5	—
Other	0.3	0.1
Acquisition, net of cash acquired	(118.1)	—
Net cash used in investing activities	($147.3)	($40.7)
Financing activities
Proceeds from issuance of debt	—	250.0
Proceeds from revolving credit facility	—	100.0
Customer financing	10.0	—
Principal payments of debt	(7.3)	(2.6)
Payments on term loan	(5.7)	—
Taxes paid related to net share settlement awards	(13.1)	(10.0)
Proceeds from issuance of ESPP stock	1.3	—
Debt issuance and financing costs	(4.8)	—
Purchase of treasury stock	—	(75.0)
Dividends paid	(12.4)	(12.7)
Net cash (used in) provided by financing activities	($32.0)	$249.7
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(6.2)	(0.3)
Net (decrease) increase in cash, cash equivalents, and restricted cash	($516.8)	$450.9
Cash, cash equivalents, and restricted cash, beginning of the period	2,367.2	794.1
Cash, cash equivalents, and restricted cash, end of the period	$1,850.4	$1,245.0

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	April 2, 2020	March 28, 2019
Cash and cash equivalents, beginning of the period	$2,350.5	$773.6
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	16.4	20.2
Cash, cash equivalents, and restricted cash, beginning of the period	$2,367.2	$794.1

Cash and cash equivalents, end of the period	$1,833.6	$1,228.4
Restricted cash, short-term, end of the period	0.3	0.3
Restricted cash, long-term, end of the period	16.5	16.3
Cash, cash equivalents, and restricted cash, end of the period	$1,850.4	$1,245.0

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	1st Quarter
	2020		2019
GAAP Diluted (Loss) Earnings Per Share	($1.57)		$1.55
Costs Related to Planned Acquisitions	0.08	a	0.13	b
Restructuring Costs	0.27	c	—
Voluntary Retirement Program	0.43	d	—
Adjusted Diluted (Loss) Earnings Per Share	($0.79)		$1.68

Diluted Shares (in millions)	103.7		105.3

a Represents the three months ended Q1 2020 for transaction costs (included in SG&A)

b Represents the three months ended Q1 2019 Asco acquisition impact of $0.13 per share:
- Loss related to foreign currency forward contract of $0.11 (included in Other expense)
- Transaction costs of $0.02 (included in SG&A)

c Represents the three months ended Q1 2020 restructuring expense for cost-alignment and headcount reductions (included in Restructuring costs)

d Represents the three months ended Q1 2020 retirement incentive expenses resulting from the VRP offered during the first quarter of 2020 (included in Other expense)

Free Cash Flow
($ in millions)

	1st Quarter
	2020	2019
Cash from Operations	($331)	$242
Capital Expenditures	(31)	(41)
Free Cash Flow	($362)	$201

* Non-GAAP financial measure, see Appendix for reconciliation